Exhibit 8.3


March 3, 2003

Peter Wellman
8057 S. Maio Drive
Sandy, UT 84093



Dear Peter,

In regards to the Rule S-8 stock that is due to you, here is a summary of the calculations for the balance owing.

                                          Minimum Stock
              Pay Date        Net Pay         Price       Shares to Be Issued
              --------        -------         -----       -------------------
              15-Jan-03    $ 3,057.38      $    0.07             43,677
              31-Jan-03    $  1, 430.11*   $    0.07             20,430

Total Rule S-8 Shares to be Issued
* Contract Terminated January 22, 2003



Please review and if in agreement please sign and date below.

Sincerely,

/s/ Derek Beckstead

Derek Beckstead
Accounting
Park City Group, Inc.




                                                 /s/ Randall K. Fields    3/3/03
----------------------   ----------             -----------------------   ------
Peter Wellman            Date                   Randall K. Fields         Date
Employee                                        President & CEO
Park City Group, Inc.                           Park City Group, Inc.

March 31, 2003

Peter Wellman
8057 S. Maio Drive
Sandy, UT 84093




Dear Peter,


In regards to the stock that is due to you, here is a summary of the recalculated numbers for the balance owing, adjusted to $0.07.


                                                 Averaqe Stock     Shares to
         Pay Date              NetPay              Price          Be Issued
         --------              ------              -----          ---------
        30-Sep-02            $ 2,854.19            $ 0.07           40,774
        15-Oct-02            $ 2,803.66            $ 0.07           40,052
        31-Oct-02            $ 2,571.91            $ 0.07           36,742
        15-NOV-02            $ 2,571.91            $ 0.07           36,742
        30-Nov-02            $ 2,571.91            $ 0.07           36,742
        15-Dec-02            $ 2,571.91            $ 0.07           36,742
        31-Dec-02            $ 1,060,06*           $ 0.07           15,143
                                                                 ---------
                                                                   242,937
                                                                 =========
   Total Share of S8 Stock to be Issued
     * December 31 Net Pay ($2,803.66 - $1,743.60 paid in cash)


Please review and if in agreement please sign and date below.

Sincerely,

/s/ Derek Beckstead

Derek Beckstead
Accounting
Park City Group, Inc.



----------------------   ----------             -----------------------   ------
Peter Wellman            Date                   Randall K. Fields         Date
Employee                                        President & CEO
Park City Group, Inc.                           Park City Group, Inc.